EXHIBIT 99.1
                            [N E W S R E L E A S E]


                                 CAPITAL TRUST
                      Two North Riverside Plaza, Suite 600
                            Chicago, Illinois 60606
                                 (312) 454-9886
                              (312) 454-0614 (fax)


CONTACT:          Cindy McHugh                       FOR IMMEDIATE RELEASE
                  (312) 466-3779                     JULY 29, 1998


                  CAPITAL TRUST COMPLETES $150 MILLION OFFERING

   Private Placement with Vornado Realty Trust, Equity Office Properties Trust
               & General Motors Investment Management Corporation

         NEW YORK, NY - JULY 29, 1998 - Capital Trust (NYSE: CT) today announced that it has completed the private placement of $150 million aggregate liquidation amount of 8.25% Step Up Convertible Trust Preferred Securities, $1,000 liquidation preference per share. Vornado Realty Trust (NYSE: VNO), Equity Office Properties Trust (NYSE: EOP) and General Motors Investment Management Corp. (GMIMCo), on behalf of certain General Motors Pension Trusts, each made a $50 million investment.

         The Company received gross proceeds of $150 million, which will initially be used to pay down borrowings under the Company's credit facilities. The trust preferred shares are convertible at any time by the holders into the Company's listed common shares at a conversion price of $11.70, reflecting a 30 percent conversion premium over Capital Trust's common share price at the close of business on Friday, July 24, 1998. The trust preferred shares have a 20-year maturity and are non-callable for five years. The annual dividend will be paid on September 30 and each calendar quarter thereafter; commencing in year seven, the dividend will step up 75 basis points per annum. In connection with the investment, the Company has granted the investors the right to participate in certain strategic lending opportunities, which the Company believes will further enhance its business.

         The Company also announced that Steven Roth, Vornado's Chairman and CEO, and Thomas Dobrowski, Managing Director, Real Estate and Alternative Investments, GMIMCo, have been nominated to its Board of Trustees. Following their appointment, which is expected at the next regularly scheduled Board Meeting, the Company's Board will be comprised of ten members.

                                     -more-

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         "The $150 million investment by Vornado, Equity Office and GMIMCo is a strong endorsement of Capital Trust's business plan and further enhances our origination network while creating the opportunity for future business ventures
- we welcome all three parties as strategic partners," said John Klopp, Capital Trust's Vice Chairman and CEO. "The additional liquidity provided by their investment will allow us to keep pace with the abundant lending opportunities currently in our pipeline as we continue to expand our balance sheet and achieve scale."

         Except for historical information contained herein, the statements in this press release regarding the Company's business, strategy, portfolio management and results of operations are forward-looking statements that are dependent upon certain risks and uncertainties, including those related to the availability of desirable loan and investment opportunities, the ability to obtain and maintain targeted levels of leverage and changes in interest rates. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K (Item 1- Business).

         Capital Trust is a fully integrated, self-managed specialty finance company focused on the commercial real estate industry. Headquartered in New York, the Company also provides investment banking and advisory services to owners and operators of commercial real estate through its wholly owned subsidiary, Victor Capital Group.

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